Exhibit 99.1

Bio-Path Holdings to Present at H.C. Wainwright 24th Annual Global Investment Conference

HOUSTON – September 6, 2022 – Bio-Path Holdings, Inc., (NASDAQ: BPTH) a biotechnology company leveraging its proprietary DNAbilize® antisense RNAi nanoparticle technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced that Peter Nielsen, Chief Executive Officer, will participate in a pre-recorded presentation at the H.C. Wainwright 24th Annual Global Investment Conference made available on Monday, September 12, 2022 at 7:00 a.m. ET.

An audio webcast of the presentation will be available here and on the Investor Relations section of Bio-Path’s website, where it will be archived for approximately 90 days.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers and BP1001-A, a drug product modification of prexigebersen, has been cleared by the FDA and Phase 1 studies in solid tumors will commence in 2022. The Company’s second product BP1002, which targets the Bcl-2 protein, is being evaluated for the treatment of blood cancers and solid tumors, including lymphoma and acute myeloid leukemia. In addition, an IND is expected to be filed for BP1003, a novel liposome-incorporated STAT3 antisense oligodeoxynucleotide developed by Bio-Path as a specific inhibitor of STAT3, in 2022 or first quarter 2023.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369